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                                                                      EXHIBIT 11


CONSENT OF INDEPENDENT AUDITORS

THE MFS SERIES TRUST - MFS AGGRESSIVE SMALL CAP EQUITY FUND (FORMERLY THE NAVELLIER SERIES FUND - NAVELLIER AGGRESSIVE SMALL CAP EQUITY PORTFOLIO)


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration No. 33-64010 of our report dated January 31, 1997 appearing in the Annual Report of The MFS Series Trust - MFS Aggressive Growth Small Cap Equity Fund (formerly, The Navellier Series Fund - Navellier Aggressive Small Cap Equity Portfolio) for the year ended December 31, 1996, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.



Deloitte & Touche LLP
Washington, DC
April 30, 1997